Exhibit 99.1
FOR IMMEDIATE RELEASE	Contact: Jodi Matthews
July 31, 2003	617-520-7027

Citizens Financial Group, Inc. completes
acquisition of Port Financial Corp.

Increases branch and ATM networks in Massachusetts;
adds 50,000 new customers

PROVIDENCE, R.I. - Citizens Financial Group, Inc., announced that effective at 5:01 p.m. today it has completed the purchase of Port Financial Corp., the holding company for CambridgePort Bank. The $285 million cash transaction deepens Citizens' presence throughout suburban-metropolitan Boston. CambridgePort Bank has total assets of $1.5 billion.

In April, Citizens announced the agreement to acquire Port Financial, a bank holding company with headquarters in Brighton, Mass. Through this purchase, Citizens has acquired 50,000 new customers, 11 banking locations and 15 ATMs in Cambridge, Needham, Newton, Natick, Brookline, Lexington, Arlington, Winchester, Wellesley and Westwood.

"This expansion delivers on our continuing commitment to provide greater convenience and outstanding service to our customers," said Thomas J. Hollister, President and CEO of Citizens Bank of Massachusetts. "CambridgePort Bank is a highly respected franchise with a strong customer service record. We look forward to bringing enhanced value to CambridgePort Bank's customers, employees and the communities it serves."

Through this transaction, Citizens will enhance its support to communities in the CambridgePort footprint. In June, Citizens Bank announced $250,000 in foundation grants to six non-profit organizations in Cambridge: The Salvation Army Cambridge / Somerville / Arlington Corps, Cambridge Family & Children's Service, East End House, the HomeStart/Cambridge Housing Assistance Fund, Concillio Hispano de Cambridge and Cambridge Multicultural Arts Center.

This acquisition increases Citizens' branch network to 251 and ATM network to 636 in Massachusetts, reinforcing its position as the second largest bank in the state and New England.

On Wednesday, Citizens Financial Group, Inc. announced a definitive agreement to acquire Community Bancorp, Inc., the holding company for Community National Bank. Headquartered in Hudson, Mass., Community Bancorp, Inc. has assets of $457 million. Community National Bank operates 10 branch locations and 12 ATMs throughout Middlesex County and has more than 20,000 customers. With this acquisition, Citizens will increase its branch network to 261 and ATM network to 648. The transaction, subject to customary conditions, including shareholder and regulatory approval, is expected to be completed in fourth quarter of 2003.

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About Citizens Financial Group
Citizens Financial Group, Inc. is a $64 billion commercial bank holding company, It is headquartered in Providence, R.I., and has more than 850 offices, approximately 1,700 ATMs and more than 15,000 employees in seven states. It operates as Citizens Bank in Connecticut, Delaware, Massachusetts, New Hampshire, New Jersey, Pennsylvania, and Rhode Island. Citizens is one of the 20 largest commercial banks in the United States. Citizens is owned by The Royal Bank of Scotland Group plc. The Citizens Web site is www.citizensbank.com.

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